                                                                  EXHIBIT 10.178


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN


                                  JOHN W. HYDE,
                          AS CHAPTER 11 TRUSTEE OF THE
                           CHAPTER 11 DEBTOR ESTATE OF
                        RIKLIS BROADCASTING CORPORATION,
                       AKA KADY-TV, AKA PACIFIC RIM VIDEO


                                       AND


                              PAXSON COMMUNICATIONS
                            OF LOS ANGELES - 63, INC.



                               As of June 25, 1997

                            ASSET PURCHASE AGREEMENT

                             SUMMARY OF BASIC TERMS

1.  Buyer: Paxson Communications of Los Angeles - 63, Inc.

2.  Purchase Price: $8,000,000, all cash

3. Deposit: $350,000, paid at execution of Agreement, Trustee has the right to use the Deposit: See Section 2.7.

4.  Assets Sold: Station Assets, see Section 2.2

5. Assumed Contracts: See Section 1.4 (Station Lease can be subsequently rejected: See Section 2.6)

6.  Assumed Liabilities: See Section 2.5

7.  Excluded Assets: See Section 2.3

8.  AS IS

9.  Conditions Precedent:

    (a) Bankruptcy Approval
    (b) FCC Approval

10. All sales taxes and transfer fees and costs (including FCC filing costs) paid by Buyer

                                TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
ARTICLE 1 DEFINITIONS......................................................................................................  2

ARTICLE 2 PURCHASE OF ASSETS...............................................................................................  5
         2.1      Closing..................................................................................................  5
         2.2      Transfer of Assets.......................................................................................  5
         2.3      Excluded Assets..........................................................................................  6
         2.4      Identification of Assumed Contracts......................................................................  7
         2.5      Inspection of Property...................................................................................  8
         2.6      Studio Lease.............................................................................................  8
         2.7      Deposit..................................................................................................  8
         2.8      Liabilities..............................................................................................  8
         2.9      Purchase Price...........................................................................................  8
         2.10     Prorations and Adjustments...............................................................................  9
         2.11     Allocation...............................................................................................  9
         2.12     Guarantee of PCC.........................................................................................  9

ARTICLE 3 CONSENTS AND APPROVALS...........................................................................................  9
         3.1      Court Approval...........................................................................................  9
         3.2      FCC Consent.............................................................................................. 10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER.......................................................................... 11
         4.1      Organization and Standing................................................................................ 11
         4.2      Authorization and Binding Obligation..................................................................... 11
         4.3      FCC Qualifications....................................................................................... 11
         4.4      Absence of Conflicting Agreements or Required Consents................................................... 11
         4.5      Litigation............................................................................................... 11
         4.6      Financial Information.................................................................................... 12
         4.7      Full Disclosure.......................................................................................... 12

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF TRUSTEE........................................................................ 12
         5.1      Governmental Authorization............................................................................... 12
         5.2      Personal Property........................................................................................ 13
         5.3      Intellectual Property.................................................................................... 13
         5.4      Compliance with Laws..................................................................................... 13
         5.5      Operating Statements..................................................................................... 13
         5.6      Absence of Changes or Events............................................................................. 13
         5.7      Insurance................................................................................................ 13
         5.8      Title to and Condition of Real Property.................................................................. 14
         5.9      Personnel and Employee Benefits.......................................................................... 14
         5.10     Environmental Matters.................................................................................... 14
         5.11     Material Contracts....................................................................................... 14
         5.12     Governmental Consents.................................................................................... 14

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                          PAGE
                                                                                                                          ----

         5.13     Full Disclosure.......................................................................................... 14

ARTICLE 6 COVENANTS OF TRUSTEE............................................................................................. 15
         6.1      Interim Operation........................................................................................ 15
         6.2      Access to Station and Operating Statements............................................................... 15
         6.3      Notification............................................................................................. 16
         6.4      No Inconsistent Action................................................................................... 16

ARTICLE 7 ADDITIONAL COVENANTS............................................................................................. 16
         7.1      Reasonable Best Efforts.................................................................................. 16
         7.2      Control of Station....................................................................................... 16
         7.3      Certain Employees........................................................................................ 16
         7.4      Renewal of Assumed Contracts............................................................................. 17
         7.5      Post-Closing Covenants................................................................................... 17
         7.6      Approval Order........................................................................................... 17
         7.7      Governmental Consents.................................................................................... 17

ARTICLE 8 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.............................................................. 18
         8.1      Representations, Warranties and Covenants................................................................ 18
         8.2      Court Approval........................................................................................... 18
                  8.2.1    Title.  The Station Assets...................................................................... 18
                  8.2.2    Taxes........................................................................................... 18
                  8.2.3    Assumed Contracts............................................................................... 18
                  8.2.4    Successor Liability............................................................................. 19
                  8.2.5    Employees....................................................................................... 19
                  8.2.6    Good Faith Purchaser............................................................................ 19
         8.3      FCC Order................................................................................................ 19
         8.4      Governmental Consents.................................................................................... 19
         8.5      Adverse Proceedings...................................................................................... 19
         8.6      Deliveries............................................................................................... 19

ARTICLE 9 CONDITIONS PRECEDENT TO TRUSTEE'S OBLIGATION TO CLOSE............................................................ 20
         9.1      Representations, Warranties and Covenants................................................................ 20
         9.2      Court Approval........................................................................................... 20
         9.3      FCC Consent.............................................................................................. 20
         9.4      Governmental Consents.................................................................................... 20
         9.5      Paxson Guarantee......................................................................................... 20
         9.6      Adverse Proceedings...................................................................................... 20
         9.7      Deliveries............................................................................................... 20

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                            PAGE
                                                                                                                            ----
ARTICLE 10 DOCUMENTS TO BE DELIVERED AT THE CLOSING........................................................................ 20
         10.1     Documents to be Delivered by Trustee..................................................................... 20
         10.2     Documents to be Delivered by Buyer....................................................................... 21

ARTICLE 11 TAXES; FEES AND EXPENSES........................................................................................ 22
         11.1     Transfer Taxes and Similar Charges....................................................................... 22
         11.2     Expenses................................................................................................. 22
         11.3     Personal Property Taxes.................................................................................. 22

ARTICLE 12 BROKER'S COMMISSION OR FINDER'S FEE............................................................................. 22
         12.1     Buyer's Representation and Agreement to Indemnify........................................................ 22
         12.2     Trustee's Representation and Estate's Agreement to Indemnify............................................. 22

ARTICLE 13 INDEMNIFICATION................................................................................................. 23
         13.1     Indemnification by Buyer................................................................................. 23
         13.2     Indemnification by the Estate............................................................................ 23
         13.3     Survival; Limitations.................................................................................... 24
         13.4     Indemnification Fund; Procedure for Indemnification...................................................... 24
         13.5     Procedures for Indemnification........................................................................... 24
         13.6     Attorneys' Fees.......................................................................................... 25
         13.7     Administrative Expense................................................................................... 25

ARTICLE 14 TERMINATION RIGHTS.............................................................................................. 25
         14.1     Termination.............................................................................................. 25
         14.2     Liability................................................................................................ 27

ARTICLE 15 REMEDIES UPON DEFAULT........................................................................................... 27
         15.1     Buyer's Remedies......................................................................................... 27
         15.2     Trustee's Remedies....................................................................................... 27

ARTICLE 16 OTHER PROVISIONS................................................................................................ 28
         16.1     Disclaimer of Representations and Warranties; Trustee's Knowledge; As Is................................. 28
         16.2     Risk of Loss............................................................................................. 28
         16.3     Benefit and Assignment................................................................................... 29
         16.4     Entire Agreement; Amendments............................................................................. 29
         16.5     Headings................................................................................................. 29
         16.6     Choice of Law; Jurisdiction; Venue....................................................................... 29
         16.7     Attorneys' Fees.......................................................................................... 29
         16.8     Notices.................................................................................................. 30

                              TABLE OF CONTENTS
                                 (CONTINUED)


                                                                                                                           PAGE
                                                                                                                           ----
         16.9     Counterparts............................................................................................. 31
         16.10    Time of the Essence...................................................................................... 31

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of June __, 1997, by and between Paxson Communications of Los Angeles-63, Inc. ("Buyer") and John W. Hyde ("Trustee") as Chapter 11 Trustee of the Chapter 11 debtor estate of Riklis Broadcasting Corporation, aka KADY-TV, aka Pacific Rim Video (the "Estate"), now operating under the protection of Chapter 11, Title 11 United States Code (the "Code") in Case No. 96-11086-RR (the "Bankruptcy Proceeding") in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court").

                  NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    RECITALS

                  A. On March 22, 1996 an involuntary Chapter 11 petition was filed with the Bankruptcy Court, and the Bankruptcy Court entered the Order for relief effective July 8, 1996, and appointed the Trustee effective July 9, 1996. Upon entry of the Order for Relief, all assets of Riklis Broadcasting Corporation ("RBC") became the property of the Estate pursuant to the Code. On November 5, 1996, the Bankruptcy Court entered its order substantively consolidating three affiliates of RBC, to wit, HBC Holdings, Inc., VCNN, and KADE Broadcasting, Inc., into the Estate, so that their assets comprised property of the Estate nunc pro tunc to the Petition date.

                  B. Buyer desires to purchase certain assets and assume certain liabilities of the Estate as set forth in this Agreement.

                  C. As soon as is practicable after the execution of this Agreement, Trustee intends to file with the Bankruptcy Court a Notice of Motion to approve the sale and over bidding procedures attached hereto as Exhibit A (the "Sale Procedure Motion").

                  D. Following the approval of the Sale Procedure Motion, the Trustee intends to file a motion to seek approval of the Bankruptcy Court of the transactions contemplated by this Agreement, subject to the overbid procedures set forth in the Sale Procedure Motion.

                                    ARTICLE 1

                                   DEFINITIONS

                  Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below:

                  1.1 "Affiliate" shall mean a Person that is an affiliate (as defined under Section 101(2) of the Code) of the Person specified.

                  1.2 "Appointment Date" shall mean July 9, 1996, the date on which Trustee was appointed as trustee of the Estate by the Bankruptcy Court.

                  1.3 "Approval Order" shall mean the order of the Bankruptcy Court approving the sale of the Station Assets to Buyer and the assumption of the Assumed Liabilities by Buyer pursuant to the terms of this Agreement and Sections 363(b) and 365 of the Code, which order has not been stayed.

                  1.4 "Assumed Contracts" shall have the meaning set forth in
Section 2.4.

                  1.5 "Assumed Liabilities" shall have the meaning set forth in
Section 2.8(a).

                  1.6 "Broker" shall mean Media Services Group.

                  1.7 "Business Day" shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

                  1.8 Intentionally omitted.

                  1.9 "Closing" shall mean the closing of the transactions contemplated by this Agreement pursuant to Section 2.1.

                  1.10 "Closing Date" shall mean the date on which the Closing is completed.

                  1.11 "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated as of February 28, 1997 by and between Trustee and Paxson Communications Corporation ("PPC").

                  1.12 "Contracts" shall mean all Real Property Leases, contracts, agreements, purchase orders and leases of whatever nature, whether written or oral, used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets.

                  1.13 "Cut-Off Time" shall mean 12:01 a.m., local time, on the date on which the Estate actually receives the Purchase Price in full.

                  1.14 "Deposit" shall mean the sum of $350,000.

                  1.15 "Employee Costs" shall have the meaning set forth in
Section 7.3.

                  1.16 "Employee Plans" shall mean all employee or retiree benefit or compensation plan within Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which the Estate is bound or that is or has been established or maintained or in respect of which the Estate has ever had any obligation to contribute.

                  1.17 "Estate Indemnitees" shall have the meaning set forth in
Section 13.1.

                  1.18 "Excluded Assets" shall have the meaning set forth in
Section 2.3.

                  1.19 "FCC" shall mean the Federal Communications Commission.

                  1.20 "FCC Applications" shall mean the application or applications that the Estate and Buyer must file with the FCC requesting its consent to the assignment of the Station Licenses from the Estate to Buyer.

                  1.21 "FCC Consent" shall mean the action by the FCC granting the FCC Application.

                  1.22 "FCC Order" shall mean the FCC Consent (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, has expired.

                  1.23 "Indemnification Fund" shall have the meaning set forth in Section 13.4.

                  1.24 "Information" shall have the meaning set forth in Section 16.1(b).

                  1.25 "Intellectual Property" shall mean all United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, jingles, know-how, confidential business and technical information, computer software, data and documentation, and all similar intangible property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses or permits to use any of the foregoing used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets.

                  1.26 "Material Adverse Effect" shall mean the occurrence of an event which has or will have a material adverse effect on the Station Assets or the business or operations of the Station.

                  1.27 "Operating Statements" shall mean the unaudited monthly statements of operations of the Station for the period of July 8, 1996 to the month ended immediately prior to date which is 30 days prior to the Closing Date.

                  1.28 "Ordinary Course" shall mean the ordinary course of business within the meaning of Section 363 of the Code.

                  1.29 "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  1.30 "Personal Property" shall mean all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property owned, leased or held by the Estate and used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets.

                  1.31 "Purchase Price" shall have the meaning set forth in
Section 2.9.

                  1.32 "Real Property" shall mean any estates or interests in real property owned by the Estate and used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets.

                  1.33 "Real Property Leases" shall mean the leases, subleases, licenses and occupancy agreements, including any amendments thereto, pursuant to which any the Estate is the lessee, sublessee, licensee or occupant of real property used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets.

                  1.34 "Settlement Agreement" shall mean that certain Settlement Agreement between Trustee, KTIE-TV and SDS Investments.

                  1.35 "Station" shall mean the television broadcast station KADY-TV, Oxnard, California.

                  1.36 "Station Assets" shall have the meaning set forth in
Section 2.2.

                  1.37 "Station Lease" shall have the meaning set forth in
Section 2.6.

                  1.38 "Station Licenses" shall mean the licenses, permits and other authorizations issued by the FCC, and any other federal, state or local governmental or regulatory authorities to the Estate and used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets, including, without limitation, those specified in
Schedule 5.1.

                  1.39 "Tax" shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

                  1.40 "Tax Code" shall mean the Internal revenue code of 1986, as amended, and all regulations and ruling promulgated thereunder.

                  1.41 "Trustee's Knowledge" shall mean Trustee's own present actual knowledge after limited investigation consisting only of consulting with present employees of the Station and Trustee's representatives, agents and counsel.

                                    ARTICLE 2

                               PURCHASE OF ASSETS

                  2.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on a Business Day that is no later than 10 Business Days after the later of (i) receipt of the FCC Order, or (ii) receipt of the Approval Order, or on such other date as the parties may agree. Buyer shall designate the date of Closing in accordance with the terms of the preceding sentence by giving the Estate at least four Business Days prior written notice of such Closing. The Closing shall be held at 10:00 a.m. in the offices of Kelley Drye & Warren LLP, 515 South Flower Street, Suite 1100, Los Angeles, California 90071 or at such other place or time as the parties may agree.

                  2.2 Transfer of Assets. At the Closing, the Estate shall sell, assign, transfer and convey (or cause to be sold, assigned, transferred or conveyed) to Buyer and Buyer shall purchase from the Estate all of the assets (whether real, personal and mixed, tangible and intangible) owned or held by the Estate and used in, held for use in connection with or necessary for the broadcast or cable transmission from the Station, other than the Excluded Assets (collectively, the "Station Assets"). The Station Assets shall include:

                       (a) all of the Estate's rights in and to the Station Licenses (including renewals or modifications of such licenses and applications therefor) and all its rights in and to the call letters "KADY";

                       (b) all of the Estate's rights in and to the Personal Property and the Real Property, provided that, in the case of a leasehold interest, Buyer assumes the underlying lease;

                       (c) such right to occupy the studio facility of the Station as the Trustee may assign pursuant to Section II of the Settlement Agreement;

                       (d) all of the Estate's rights in and to the Assumed Contracts (as amended by Section 2.6, as applicable); provided, however, the Estate shall be entitled to the benefits of the Assumed Contracts which accrue up to and including the Cut-Off Time;

                       (e) all manufacturers' and vendors' warranties relating to the Station Assets;

                       (f) all of the Estate's rights in and to the Intellectual Property and any programs and programming materials of whatever form or nature owned by the Estate and used in, held for use in connection with or necessary for the conduct of, the business and operations of the Station;

                       (g) all files, records, books of account, computer programs and software and logs used in, held for use in connection with or necessary for the conduct of, the business and operations of the Station, including, without limitation, receivable records and statements, all traffic material for media and Contracts, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and the files for the Station required to be maintained by the FCC.

                  2.3  Excluded Assets.   The Station Assets shall not include,
and Buyer shall not purchase from the Estate, the following (collectively, the "Excluded Assets"):

                       (a) all Contracts other than the Assumed Contracts;

                       (b) all books and records that Trustee or the Estate is required by law to retain, and all payables records and invoices, provided that, at Buyer's request, Trustee shall provide Buyer, at the Estate's expense, with copies of such records covering the period during which the Estate was licensee of the Station and prior periods to the extent that such records are in the possession of the Trustee.

                       (c) all books, records, and other intangible assets related solely to the Estate's internal corporate matters and not related to the operation of the Station;

                       (d) all claims, rights, and interest in and to any refunds for federal, state, or local franchise, income, or other Taxes or fees of any nature whatsoever for periods prior to the Cut-Off Time;

                       (e) all accounts receivable arising out of or relating to the operation of the Station which accrue in respect of period prior to the Cut-Off Time.

                       (f) the Estate's cash on hand as of the Cut-Off Time and all other cash in any bank account of the Estate; any and all cash equivalents, certificates of deposit, bonds, repurchase agreements, letters of credit, marketable securities, utility deposits and other similar items;

                       (g) subject to the requirements of Section 6.1(b), all personal property which is consumed, retired or disposed of by the Estate in the ordinary course of their businesses up to the Cut-Off Time or as otherwise permitted by this Agreement;

                       (h) all insurance policies, except for any rights thereunder that may be assigned to Buyer pursuant to Section 16.2;

                       (i) all Employee Plans (other than Employee Costs), including all trusts and other funding arrangements and the assets thereof;

                       (j) the benefits of the Assumed Contracts which accrue up to and including the Cut-Off Time;

                       (k) any interest in the Estate's right or option to purchase the television broadcast station KADE-TV from Community Media Corporation;

                       (l) any interest in the Estate's claims against John and Erica Huddy and/or their Affiliates, including, but not limited to, claims relating to the following: (i) intercompany transfers; (ii) breaches of fiduciary duty, fraud and mismanagement; and (iii) fraudulent transfers of conveyances and preferences.

                       (m) any interest in the Estate's claims with reference to any avoidance actions under the Code or applicable state law for pre-petition transfers, including any claims for preferential transfers or fraudulent transfers or conveyances;

                       (n) any interest in the Estate's claims against any insurance company; and

                       (o) any interest in the Estate's claims against the Estate's former officers and directors.

                   2.4 Identification of Assumed Contracts. Within 15 days of the execution of this Agreement, Buyer will identify which of the contracts listed on Schedule 5.11 it wishes to assume and have continued. Between the date of this Agreement and the Approval Date, Trustee will periodically provide Buyer with lists of new contracts which Trustee has entered into in the Ordinary Course, together with copies of such contracts, and Buyer shall likewise have 15 days within which to identify which of the new contracts it wishes to assume and have continued. All contracts so identified by Buyer (and renewals pursuant to Section 7.4) at least 21 days prior to the Bankruptcy Court hearing on final approval of the sale of the Station Assets to and assumption of Assumed Liabilities by Buyer shall be referred to in this Agreement as the "Assumed Contracts." Notwithstanding the foregoing, the Station Lease will be part of the Assumed Contracts unless and until Buyer elects not to assume the Station Lease as set forth in Section 2.6.

                  2.5 Inspection of Property. Buyer has received an Offering Memorandum dated January 1997 which contains reports and information about the Station Assets (including the Personal Property and Real Property) and has had an opportunity to make a physical inspection of the Personal Property and Real Property. Trustee shall maintain such Personal Property and Real Property in its current condition, in the Ordinary Course of the business of the Estate.

                  2.6 Studio Lease. Pursuant to Part 11.A.7 of the Settlement Agreement, Buyer has a period of time (the lesser of 90 days after the FCC Order or 6 months after Closing) to make a final election to assume that certain lease of the Station studio facilities located at 633 Maulhardt, Oxnard, California (the "Station Lease"). In the event that Buyer elects not to assume the Station Lease pursuant to the terms of the Settlement Agreement then the Assumed Contracts shall be deemed not to include the Station Lease.

                  2.7 Deposit. Concurrently with the execution of this Agreement, Buyer has deposited with Trustee the amount of Three Hundred Fifty Thousand Dollars ($350,000) (the "Deposit"), which Deposit, together with the balance of the Indemnification Fund, shall be held by Trustee in a segregated, interest-bearing account and disbursed by the Trustee in accordance with Sections 13 and 15 of this Agreement; provided, however, that if Trustee accepts another bid for the Station Assets as described in Section 3.1, Trustee shall promptly return the Deposit, together with interest, to Buyer.

                  2.8 Liabilities.

                      (a) The Station Assets shall be sold and conveyed to Buyer free and clear of all liens pursuant to Sections 363(b) and (f) of the Code, except for the Employee Costs assumed by Buyer pursuant to Section 7.3 hereof, and the burdens of the Assumed Contracts which accrue after the Cut-Off Time, including, in the event Buyer elects to assume the Station Lease pursuant to
Section 2.4, all Deferred Rent which may be payable pursuant to the Settlement Agreement and which accrued from and after Cut-Off Time; the foregoing liabilities, costs and burdens are collectively referred to herein as the "Assumed Liabilities".

                      (b) Except for the Assumed Liabilities or as otherwise expressly stated in this Agreement, Buyer shall not assume or be liable for any liability or obligation arising out of the business or operations of the Estate, the Station or the Station Assets prior to the Closing Date.

                  2.9 Purchase Price. In consideration for the sale, assignment, transfer and conveyance of the Station Assets by the Estate to Buyer, Buyer shall pay an additional amount sufficient to make the sum of such additional amount, plus the Deposit, plus interest accrued on the Deposit to the Closing Date equal to $8,000,000 as adjusted pursuant to

Section 2.10, (such sum being referred to herein as the "Purchase Price") to the Estate at Closing by wire transfer of immediately available funds to such account of Trustee as Trustee shall have designated to Buyer at least two Business Days before Closing, and Buyer shall assume the Assumed Liabilities at the Closing. An aggregate of $500,000 (the "Indemnification Fund") will be held by the Trustee for the purposes of indemnifying Buyer for any claim Buyer may have against the Trustee or the Estate under this Agreement, and shall be disbursed by the Trustee pursuant to Section 13 of this Agreement.

                  2.10 Prorations and Adjustments. All items of income and expense which accrue up to the Cut-Off Time and which relate to the Station Assets shall be for the account of the Estate, and all items of income and expense which accrue from and after the Cut-Off Time and which relate to the Station Assets shall be for the account of Buyer. Trustee shall have the sole and exclusive right to bill and collect any receivables accruing up to the Cut-Off Time with respect to the Assumed Contracts and Buyer shall have the sole and exclusive right to bill and collect any receivables accruing from and after the Cut-Off Time with respect to the Assumed Contracts. All offsets claimed by any party to the Assumed Contracts shall be attributed to the particular time period in respect of which the offset is claimed and no other period. All other income and expense items (including, without limitation, rents, prepaids (excluding however non-cash prepayments such as prepayments arising from the performance of services), deposits, utility charges, commissions, and payables) shall be prorated at the Closing and shall be an adjustment to the Purchase Price. All such prorations shall be made on the basis of the actual number of days elapsed as of the Closing Date and shall be based upon a 365 day year. The amount of such prorations shall be subject to adjustment, in cash, after the Closing as and when complete and accurate information becomes available. Trustee and Buyer agree to cooperate in obtaining such information and all such adjustments shall be made no later than 60 days after the Closing.

                  2.11 Allocation. Buyer and Trustee agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by an appraisal firm selected and paid for by Buyer with experience in the valuation and appraisal of television station assets. Buyer and the Estate shall (i) prepare and file all statements or other information required to be furnished to any taxing authority pursuant to section 1060 of the Tax Code or other applicable tax law in a manner consistent with such allocation and (ii) prepare all tax returns and reports required to be filed by them in a manner consistent with such allocation, and neither Buyer nor Trustee shall not take any position contrary to such allocation with any government agency or taxing authority.

                  2.12 Guarantee of PCC. Concurrently with the execution and delivery of this Agreement, PCC will execute and deliver a continuing guarantee, in form and substance satisfactory to Trustee, guarantying all the obligations of Buyer under this Agreement.

                                    ARTICLE 3

                             CONSENTS AND APPROVALS

                  3.1 Court Approval. As soon as is practicable after the execution of this Agreement Trustee shall file the Sale Procedure Motion with the Bankruptcy Court. Trustee and Buyer shall prosecute the hearing of the Sale Procedure Motion by the Bankruptcy Court (the "Hearing") with all reasonable diligence and otherwise use their reasonable best efforts to obtain the Approval Order. Buyer shall have the right to bid at the Hearing and to over bid the Purchase Price. In the event Buyer's overbid is accepted by the Bankruptcy Court this Agreement shall be modified accordingly. Buyer acknowledges at the Hearing the Trustee may be required to accept another bid for the Station Assets and in such event this Agreement shall terminate and the Deposit (with accrued interest) shall be returned to Buyer. Upon a termination hereof pursuant to the preceding sentence, Trustee shall pay to Buyer a "breakup" fee of One Hundred Twenty Thousand Dollars ($120,000), payable out of the successful over-bidder's deposit upon entry of the Bankruptcy Court's order approving the sale to such overbidder. Trustee shall use its best efforts to ensure that any other bid which may be accepted shall be secured by an escrow deposit not less than the amount of Buyer's Deposit. Trustee hereby agrees not to accept any higher bids for the Station Assets that do not exceed the amount of the Purchase Price plus $200,000.

                  3.2 FCC Consent. The assignment of the Station Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Buyer and Trustee shall be responsible for the preparation of their respective portions of the FCC Application and for the filing of the application with the FCC within seven (7) Business Days after the execution of this Agreement. Buyer and Trustee shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of the FCC Application as expeditiously as practicable. Buyer and Trustee shall share equally all filing fees required by the FCC in connection with the FCC Consent with each party bearing its own legal, accounting, engineering and management costs and expenses. Buyer shall periodically report to Trustee the progress of the FCC Application. Neither Trustee nor Buyer shall have any obligation to satisfy any complaint of the FCC by taking any steps which would have a material adverse effect upon the Estate or Buyer or upon any Affiliate, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its reasonable best efforts to comply with such condition; provided, however, that neither Trustee nor Buyer shall be required to comply with any condition that would have a material adverse effect upon the Estate or Buyer or upon any Affiliate and the party that would otherwise be adversely affected shall have the right to elect to terminate this Agreement. If reconsideration or judicial review is sought with respect to the FCC Consent, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review; provided further, however, such opposition shall be without prejudice to such party's right to terminate this Agreement pursuant to the preceding sentence.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to the Estate as follows:

                  4.1 Organization and Standing. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida, and as of the Closing Date, will be duly qualified to do business in, and is in good standing in the State of California. Buyer has all necessary corporate power and authority to own, lease and operate the Station Assets and to hold the Station Licenses and to carry on the business of the Station as proposed to be conducted by Buyer after the Closing Date.

                  4.2 Authorization and Binding Obligation. Buyer has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated hereby, and Buyer's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Buyer and constitutes its valid and binding obligations, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

                  4.3 FCC Qualifications. Except as provided in Schedule 4.3, to the best of Buyer's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Buyer from becoming the assignee of the Station Licenses or from consummating the transactions contemplated herein within the times contemplated herein or therein. Buyer is financially qualified (as defined by the FCC) and in all other respects to consummate the transactions contemplated hereby.

                  4.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 3 with respect to consents and approvals, the execution, delivery and performance of this Agreement by Buyer: (a) do not require the consent of any third party; (b) will not violate any provision of Buyer's articles or bylaws; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party or is bound; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is now subject such that Buyer could not acquire or operate the Station Assets.

                  4.5 Litigation. There is no claim, litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by Buyer in connection with this Agreement.

                  4.6 Financial Information. Buyer has delivered to Trustee a copy of the 1996 Annual Report of Paxson Communications Corporation ("PCC"), of which Buyer is an indirect, wholly owned subsidiary. The financial statements included in such annual report have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the financial condition of PCC as of December 31, 1996, and for the twelve-month period then ended.

                  4.7 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF TRUSTEE

                  Trustee represents and warrants to Buyer as follows:

                  5.1 Governmental Authorization. Schedule 5.1 contains a true and complete list of the Station Licenses issued by the FCC or, to Trustee's Knowledge, any other governmental authority, and, to Trustee's Knowledge there are no other licenses, permits or other authorizations from governmental or regulatory authorities required for the lawful conduct of the business and operations of the Station in the manner and to the full extent it is now conducted. Trustee has delivered or made available to Buyer true and complete copies of the Station Licenses listed on Schedule 5.1, including any and all amendments and other modifications thereto. Except as set forth on Schedule 5.1, since the Appointment Date the Station has been operated in all material respects in accordance with the terms and conditions of the Station Licenses and the rules and regulations of the FCC. All ownership reports, renewal applications and other reports and documents required to be filed with the FCC after the Appointment Date by or on behalf of the Estate with respect to the Station have been timely filed with the FCC, and all such reports, applications and other documents are true and complete. The Estate maintains an appropriate public inspection file at the Station in accordance with FCC rules. The Station Licenses have been validly issued, and the Trustee is the authorized legal holder thereof. None of the Station Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Station Licenses are in full force and effect, and the conduct of the business and operations of the Station is in accordance therewith. Trustee has not received any notice from the FCC or any other granting authority that there is a problem with respect to renewal of any Station License by the FCC in the ordinary course. Schedule 5.1 lists all elections of must carry made on or before December 31, 1996, by Trustee with respect to each cable system located within the Station's Area of Dominant Influence, and except as disclosed on
Schedule 5.1, no cable system has advised Trustee of any signal quality or copyright indemnity or other prerequisite to cable carriage of the Station's signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

                  5.2 Personal Property. Schedule 5.2 lists all the Personal Property which has an individual value of $500 or more.

                  5.3 Intellectual Property. Schedule 5.3 contains a true and complete list and description of the Intellectual Property. The Intellectual Property is either owned or validly licensed by the Estate and Schedule 5.3 identifies which Intellectual Property is so owned and which is so licensed.
Schedule 5.3 lists all of the Intellectual Property which have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign. Trustee has delivered to Buyer copies of all documents establishing or evidencing all Intellectual Property. The Estate is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, know-how, methods, or other intellectual property owned by any other persons or persons.

                  5.4 Compliance with Laws.

                      (a) Since the Appointment Date, the Estate has operated and is operating in material compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Station, and its use of the Station Assets does not violate any such laws, regulations or orders in any material respect. Except as set forth in Schedule 5.4, the Trustee has not received any notice asserting any noncompliance with any applicable statute, rule or regulation in connection with the business or operations of the Station.

                      (b) Since the Appointment Date (i) the Station is not causing interference in violation of FCC rules to the transmission of any other broadcast station or communications facility and has not received any complaints with respect thereto and (ii) no other broadcast station or communications facility is causing interference in violation of FCC rules to the Station's transmissions or the public's reception of such transmissions.

                  5.5 Operating Statements. Schedule 5.5 contains true and complete copies of the Operating Statements. The Operating Statements set forth on Schedule 5.5 and the Operating Statements delivered to Buyer pursuant to
Section 6.1 hereof have been and will be prepared in accordance with the requirements of the Office of the United States Trustee for the Central District of California. The Operating Statements accurately reflect and fairly present the financial condition and the results of the operations and cash flows of the Station for the periods indicated.

                  5.6 Absence of Changes or Events. Except as disclosed in
Schedule 5.6, since the Appointment Date, the operations and business of the Station have been conducted in all material respects only in the Ordinary Course and the Estate has not, except in the Ordinary Course, purchased, sold, assigned or transferred any of the Station Assets.

                  5.7 Insurance. The business, properties (including the Station Assets) and employees of the Station are insured against loss, damage or injury in amounts listed in Schedule 5.7, which shows all insurance policies held by the Estate relating to such business, properties and employees, together with the policy limits, type of coverage, location of the property covered, annual premium, premium payment dates and expiration date of each of the policies. Copies of all such insurance policies have been furnished or made available to Buyer. All such insurance policies are in full force and effect.

                  5.8 Title to and Condition of Real Property. Schedule 5.8 contains a complete and accurate description of all real property used by the Estate in the operation of the Station, including, specifically, the studio facilities and the transmitter site, and the Estate's interests therein (including street address, legal description, owner, and sue and the location of all improvements thereon). All towers, guy anchors, and buildings and other improvements included in the Station Assets are located entirely on the real property listed in Schedule 5.8.

                  5.9 Personnel and Employee Benefits. Schedule 5.9 contains a true and complete list of all employees of the Station, their job titles, and date of hire, and Trustee has delivered to Buyer a schedule of the current salary and, to Trustee's Knowledge, date and amount of last salary increase of each such employee.

                  5.10 Environmental Matters. Except as disclosed in Schedule
5.10 hereto, (i) the Estate's operations with respect to the Station comply in all material respects with all applicable Environmental Laws; (ii) the Estate has not used the Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances; and (iii) the use of the real property used in connection with the operation of the Station complies in all material respects with all applicable Environmental Laws. Except as described in
Schedule 5.10 hereto, no surface impoundments or underground storage tanks are located on such real property. For purposes of the foregoing, "ENVIRONMENTAL LAW" means any law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), or any other environmental matter, including, without limitation, the following laws as the same may be amended from time to time: (a) Clean Air Act (42 U.S.C.
Section 7401, et seq.); (b) Clean Water Act (33 U.S.C. Section 1251, et seq.);
(c) Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.);
(d) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); (e) Safe Drinking Water Act (42 U.S.C. 300f, et seq.); and (f) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.), and "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, hazardous or toxic substance, material constituent or waste or any pollutant that is labeled or regulated as such by any governmental authority pursuant to an Environmental Law.

                  5.11 Material Contracts. To Trustee's Knowledge Schedule 5.11 sets forth a list of all material executory Contracts in which the Estate has an interest.

                  5.12 Governmental Consents. Schedule 5.12 sets forth a list of all consents, approvals and waivers, other than those described in Sections 3.1 and 3.2, required in order to transfer the Station Assets to Buyer.

                  5.13 Full Disclosure. No representation or warranty made by Trustee in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Trustee pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement made herein or therein not misleading.

                                    ARTICLE 6

                              COVENANTS OF TRUSTEE

                  6.1 Interim Operation. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer:

                      (a) Trustee shall operate the business of the Station in the Ordinary Course, and Trustee shall take no action which could adversely effect the ongoing operations and assets of the Station;

                      (b) Trustee shall not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, unless the same shall be replaced with assets of equal or greater value and utility, if replacement is necessary to the operation of the Station in the Ordinary Course;

                      (c) Trustee shall operate the Station in all material respects in accordance with the FCC's rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders; and shall not fail to prosecute with due diligence any pending application to the FCC, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceeding for the suspension, revocation or material adverse modification of any of the Station Licenses;

                      (d) Trustee shall maintain the insurance policies on the Station and the Station Assets listed in Schedule 5.7 or their equivalent;

                      (e) If the broadcast transmissions of the Station from its main broadcast antenna at full authorized power is interrupted or impaired, Trustee shall use his reasonable best efforts to restore transmissions at full authorized power as soon as reasonably possible;

                      (f) From and after the date of the Approval Order, neither Trustee nor the Estate will enter into any contract or commitment relating to the Station or the Station Assets (except time sales agreements in the Ordinary Course), or amend or terminate any Assumed Contract (or waive any material right thereunder) without the prior written consent of Buyer.

                  6.2 Access to Station and Operating Statements. Between the date of this Agreement and the Closing Date, Trustee shall give Buyer and Buyer's counsel, accountants, lenders, engineers and other representatives, reasonable access during normal business hours to all of the Estate's properties, records and employees relating in any material respect to the

Station and the Station Assets, including the data underlying the Operating Statements, and shall furnish Buyer with all information that Buyer reasonably requests concerning the Station including, without limitation, copies of all Operating Statements within 25 days of the end of each calendar month occurring prior to the Closing Date. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station and shall be exercised solely for the purpose of (i) verifying the accuracy of the Trustee's representations and warranties set forth in Article 5,
(ii) verifying Trustee's compliance with Section 6.1, (iii) obtaining financing with respect to its acquisition of the Station, or (iv) preparing for Closing and its operation of the Station thereafter.

                  6.3 Notification. At all times prior to the Closing, Trustee shall promptly notify Buyer in writing of any fact, condition, event or occurrence that will or could reasonably be expected to result in the failure of any representation or warranty of Trustee made in this Agreement to be true and complete in all material respects, promptly upon becoming aware of the same.

                  6.4 No Inconsistent Action. Trustee shall not take any action which is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement. Between the date of this Agreement and the Hearing on the Sale Procedure Motion, Trustee will not seek to enter into and present to the Bankruptcy Court an agreement with another purchaser for the purchase and sale of the assets contemplated by this Agreement; provided, however, that at all times Trustee may solicit additional prospective purchasers to bid at the Hearing on the Approval Order.

                                    ARTICLE 7

                              ADDITIONAL COVENANTS

                  Buyer and Trustee covenant and agree that for the applicable periods set forth below, they shall act in accordance with the following:

                  7.1 Reasonable Best Efforts. Prior to the Closing, each party shall use its reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement.

                  7.2 Control of Station. Prior to the Closing, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station. Such operations shall be the sole responsibility of Trustee and, subject to the provisions of Article 6, shall be in Trustee's complete discretion.

                  7.3 Certain Employees. Buyer shall assume and be liable for all severance and vacation obligations of the Estate ("Employee Costs") to all persons currently employed by the Station whom Buyer hires on the Closing Date, with Trustee reimbursing Buyer as a proration under Section 2.10 for the amount of such Employee Costs assumed by Buyer at Closing.

                  7.4 Renewal of Assumed Contracts. Prior to the Closing, Trustee shall use its reasonable best efforts to renew any Assumed Contract which by its terms expires or terminates between the date of this Agreement and the Closing Date, provided that any such renewal shall be on terms and conditions reasonably satisfactory to Buyer. The list of Assumed Contracts delivered by Buyer pursuant to Section 2.4 shall be amended to reflect such renewal.

                  7.5 Post-Closing Covenants. For a period of three years after the Closing Date, each party agrees to make available to the other party after Closing, upon request, any records, files, documents and correspondence of the Station or the Station Assets that are reasonably determined by such party to be necessary or appropriate in connection with the filing of any report with a governmental agency or the prosecution or defense of any claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, to which the requesting party is a party. The requesting party shall reimburse the other party for any expenses incurred pursuant to this Section 7.5, including reimbursement for the time of any of such party's employees, including any employees of the Station. Each party shall exercise its rights under this Section 7.5 so as not to unreasonably interfere with or disrupt the operations of the other party.

                  7.6 Approval Order. The purchase and sale of the Station Assets pursuant to this Agreement are subject to the receipt of the Approval Order. As expeditiously as practicable following the execution of this Agreement, but in no event later than ten (10) business days after such execution, the Trustee shall file with the Court the Sale Procedure Motion, setting forth, among other things, the terms and conditions of this Agreement. Trustee shall use its best efforts to obtain as expeditiously as possible the Court's approval of the Sale Procedure Motion and the entry of the Approval Order. Trustee shall comply with all requirements imposed by the Code and the Bankruptcy Court in connection with the approval of the Sale Procedure Motion and the entry of the Approval Order, including, without limitation, providing appropriate notice of the transactions contemplated by this Agreement to all known creditors of the Estate (with affidavits of service of such notice being provided to Buyer). Trustee shall oppose any objections to the issuance of the Approval Order and any requests for reconsideration or review of the Approval Order. Trustee shall promptly provide Buyer with a copy of the docket in the Bankruptcy Proceeding, and Trustee shall promptly provide Buyer with copies, at Buyer's expense, of any documents on the docket which Buyer may from time to time specify. Trustee will place Buyer's name and address on the Special Notice List in the Bankruptcy Proceeding.

                  7.7 Governmental Consents. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any requests for approval or waiver not referred to in Sections 3.1 and 3.2 that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

                                    ARTICLE 8

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                  The obligations of Buyer at the Closing are subject to satisfaction of each of the following conditions:

                  8.1 Representations, Warranties and Covenants.

                      (a) All representations and warranties of Trustee made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

                      (b) All of the covenants to be complied with and performed by Trustee on or prior to Closing Date shall have been complied with or performed in all material respects.

                  8.2 Court Approval. The Bankruptcy Court shall have entered the Approval Order, in form and substance reasonably satisfactory to Buyer and its counsel, approving the sale of the Station Assets to Buyer. The Approval Order shall include the following provisions:

                      8.2.1 Title. The Station Assets shall be sold and conveyed to Buyer free and clear of all debts, liens, claims, financing leases, mortgages, security interests, pledges, conditions, charges, encumbrances or liabilities of any kind or nature except for Assumed Liabilities and liens for current taxes not yet due and payable pursuant to Section 363 of the Code. Unless reflected in a document executed by Buyer, Buyer shall not assume or be liable for (a) any programming contract or other contract, agreement or lease not expressly assumed by Buyer hereunder, (b) any obligation of Seller arising out of any contract of insurance, any pension, retirement or profit sharing plan, or any trust or other benefit plan; (c) any litigation, proceeding, or claim relating to the business or operation of the Station prior to the Closing, regardless of whether such litigation, proceeding, or claim is pending, threatened, or asserted before, on, or after the Closing; or (d) any obligation (including but not limited to wages, salaries, vacation pay, payroll taxes, COBRA coverage or severance payments) to or for persons employed by Trustee or the Station.

                      8.2.2 Taxes. Buyer shall have no liability for any claims, obligations or liabilities for taxes, interest and penalties attributable to the Estate's ownership or operation of the Station or the Estate's ownership or holding of the Station Assets prior to the Closing Date.

                      8.2.3 Assumed Contracts. The Assumed Contracts shall be assigned to and assumed by Buyer pursuant to Section 365 of the Code. As to each of the Assumed Contracts, the Bankruptcy Court will have entered findings of fact that Trustee has provided for the prompt cure of all defaults, the prompt compensation for any actual pecuniary loss resulting from any such defaults and has provided adequate assurance of future performance on the part of Buyer, and the Bankruptcy Court will have entered conclusions of law that, as of the Closing, all such Assumed Contracts shall be valid, binding, and enforceable by Buyer in accordance with their respective terms, and the estate is discharged of any further liability thereunder. Notwithstanding the foregoing, Buyer's assumption of the Station Lease shall be subject to Section
2.6 of this Agreement.

                      8.2.4 Successor Liability. Buyer will not be deemed to (a) be the successor of Riklis Broadcasting Corporation, a/k/a KADY-TV, a/k/a Pacific Rim Video (the "Debtor") or of the Estate, (b) have de facto or otherwise merged with or into the Debtor or the Estate or (c) be a continuation or substantial continuation of the Debtor or the Estate.

                      8.2.5 Employees. Buyer will have no liabilities (1) for any taxes or Payments or penalties which have not been paid or made for employment or persons by Station, (2) for any claims of discrimination or wrongful termination or hiring, including, without limitation, violations of federal or state law relating to civil rights, regulations of the United States Equal Employment Opportunity Commission, or the Americans With Disabilities Act of 1990, (3) for any claims for severance (recognizing that Buyer has no obligation to employ any of Station's employees), and (4) for any other claims by employees of the Station relating to or arising from their employment (or severance therefrom).

                      8.2.6 Good Faith Purchaser. The Approval Order shall provide that the Buyer shall be accorded protection as a "good faith" purchaser within the meaning of Section 363(m) of the Code.

                  8.3 FCC Order. The FCC Order shall have been obtained and shall contain no condition that has or will have a Material Adverse Effect or a material adverse effect on the business or operations of Buyer.

                  8.4 Governmental Consents. The governmental approvals and waivers specified in Section 5.12 shall have been obtained.

                  8.5 Adverse Proceedings. No action, suit, proceeding, litigation or investigation shall be pending or threatened by any governmental authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                  8.6 Deliveries. Trustee shall have made all the deliveries set forth in Section 10.1.

                                    ARTICLE 9

              CONDITIONS PRECEDENT TO TRUSTEE'S OBLIGATION TO CLOSE

                  The obligations of Trustee at the Closing are subject to satisfaction of each of the following conditions:

                  9.1  Representations, Warranties and Covenants.

                      (a) All representations and warranties of Buyer in Article 5 hereof shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

                      (b) All the covenants to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  9.2 Court Approval. The Bankruptcy Court shall have entered the Approval Order.

                  9.3  FCC Consent. The FCC Consent shall have been obtained.

                  9.4 Governmental Consents. The governmental approvals and waivers specified in Section 5.12 shall have been obtained.

                  9.5  Paxson Guarantee. The guarantee of PCC delivered under
Section 2.12 will be in full force and effect, and PCC will have made no attempt to limit or revoke the guarantee.

                  9.6 Adverse Proceedings. No action, suit, proceeding, litigation or investigation shall be pending or threatened by any governmental authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

                  9.7 Deliveries. Buyer shall have made all the deliveries set forth in Section 10.2.

                                   ARTICLE 10

                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

                  10.1 Documents to be Delivered by Trustee. At the Closing, Trustee shall deliver or cause to be delivered to Buyer the following:

                      (a) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, assignment, transfer and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

                          (i)   assignments of the Station Licenses;

                          (ii)  bills of sale for all Personal Property;

                          (iii) assignment of the Intellectual Property set
forth on Schedule 5.3;

                          (iv)  assignments of the Assumed Contracts;

                          (v)   assignments of all intangible personal property
of the Estate including all books, records, logs and similar assets which do not constitute Excluded Assets;

                      (b) a certificate, dated as of the Closing Date, executed by Trustee, certifying his fulfillment of the closing condition set forth in
Section 8.1;

                      (c) opinions of counsel to Trustee, dated the Closing Date, in form and substance reasonably satisfactory to Buyer;

                      (d) a certified copy of the Approval Order; and

                      (e) such other documents as may reasonably be requested by Buyer's counsel.

                  10.2 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Trustee the following:

                      (a) immediately available wire-transferred funds as provided in Section 2.9;

                      (b) instruments, in form and substance reasonably satisfactory to counsel to Trustee, pursuant to which Buyer assumes the Assumed Contracts and the Assumed Liabilities;

                      (c) the guarantee of PCC required by Section 2.12;

                      (d) a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying Buyer's fulfillment of the closing condition set forth in Section 9.1;

                      (e) opinion of counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Trustee;

                      (f) certified resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement; and

                      (g) such other documents as may be reasonably requested by Trustee's counsel.

                                   ARTICLE 11

                            TAXES; FEES AND EXPENSES

                  11.1 Transfer Taxes and Similar Charges. Buyer shall pay all recordation, transfer, sales and documentary taxes and fees in respect of transferring the Station Assets in accordance with this Agreement.

                  11.2 Expenses. Except as set forth in Section 12.1, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

                  11.3 Personal Property Taxes. All personal property taxes owed or prepaid by the Trustee for real or personal property included in the Station Assets shall be prorated pursuant to Section 2.10.

                                   ARTICLE 12

                       BROKER'S COMMISSION OR FINDER'S FEE

                  12.1 Buyer's Representation and Agreement to Indemnify. Buyer represents and warrants to Trustee that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Buyer further agrees to indemnify and hold Trustee and the Estate harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer.

                  12.2 Trustee's Representation and Estate's Agreement to Indemnify. Trustee represents and warrants to Buyer that, except for the agreement with Broker, neither he nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has he or any person or entity acting on his behalf taken any action on which a claim for any such payment could be based. Any commission, fee or payment due Broker in connection with the transactions contemplated by this Agreement shall be paid by the Estate. Trustee on behalf of the Estate agrees that the Estate shall indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Estate.

                                   ARTICLE 13

                                 INDEMNIFICATION

                  13.1 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Trustee and the Estate, their Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (the "Estate Indemnitees") from and against, and pay or reimburse the Estate Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in connection with the investigation or defense thereof or in asserting any of their respective rights hereunder resulting from or arising out of:

                      (a) any inaccuracy in any representation or warranty made by Buyer herein or in any certificate, document or instrument delivered to the Estate hereunder;

                      (b) any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof;

                      (c) any Assumed Liability; and

                      (d) the ownership of the Station Assets or the operation of the Station subsequent to the Closing.

                 13.2 Indemnification by the Estate. Notwithstanding the Closing, the Estate shall indemnify and hold harmless Buyer, its Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (the "Buyer Indemnitees") from and against, and pay or reimburse each Buyer Indemnitee for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or nor resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in connection with the investigation or defense thereof or in asserting any of their respective rights hereunder resulting from or arising out of:

                      (a) any inaccuracy in any representation or warranty made by Trustee herein or in any certificate, document or instrument delivered to Buyer hereunder;

                      (b) any failure of the Trustee or the Estate to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof;

                      (c) any liabilities arising under the Station Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date; and

                      (d) the ownership of the Station Assets or the operation of the Station prior to the Closing.

                 13.3 Survival; Limitations. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of six (6) months. Any amounts remaining in the Indemnification Fund at the end of such six month period, and not held in reserve for a claim made prior to the expiration of such period, shall be retained by the Trustee as part of the Purchase Price free of any further claims by Buyer.

                 13.4 Indemnification Fund; Procedure for Indemnification. An aggregate of $500,000, consisting of the Deposit and $150,000 of the Purchase Price paid to Trustee by Buyer at Closing pursuant to Section 2.9, plus all interest earned thereon (the "Indemnification Fund") shall be held by the Trustee and applied to pay Buyer's claims for indemnification under this Section 13 in accordance with the terms of this Section 13. The Indemnification Fund shall be placed by the Trustee in an interest bearing account and segregated from all other funds held by the Trustee. The indemnification fund will be disbursed in accordance with this Section 13, Section 14.2 and Section 15. The procedure of indemnification shall be as set forth in this Section 13. Buyer's remedy hereunder for claims against Trustee or the Estate under this Agreement shall be solely recoverable from the Indemnification Fund, except as approved by the Bankruptcy Court for claims for which the only recourse is against the Estate.

                 13.5 Procedures for Indemnification.

                      (a) The party claiming indemnification (the "Claimant") shall promptly give written notice of the claim to the party from whom indemnification is claimed (the "Indemnifying Party"), whether involving a claim between the parties or brought by a third party, specifying (i) in reasonable detail the factual basis for the claim, and (ii) the amount of the Indemnification Fund to be reserved against the claim (if Buyer is the Claimant). If the claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice shall be given by the Claimant within ten days after written notice of such action, suit, or proceeding was given to the Claimant. Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If Buyer and Trustee agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, Trustee shall immediately disburse to Buyer such portion of the Indemnification Fund as shall be necessary to reimburse Buyer for such claim, if Buyer is the Claimant, or Buyer shall reimburse the Estate for such claim, if the Estate is the Claimant. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek from the Court an appropriate remedy at law or inequity.

                 (b) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                 (c) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (d) The indemnifications rights provided in this Section shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant, although for the purpose of the procedures set forth in this
Section 13.5, any indemnification claims by such parties shall be made by and through the Claimant.

                 13.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

                 13.7 Administrative Expense. In the event that Buyer makes a claim against the Estate pursuant to this Section 13, Trustee acknowledges and agrees that such a claim shall constitute an administrative expense under
Section 503 of the Bankruptcy Code.

                                   ARTICLE 14

                               TERMINATION RIGHTS

                 14.1 Termination. This Agreement may be terminated by Buyer or Trustee as set forth below, upon written notice to the other upon the occurrence of any of the following, provided that the party seeking to terminate is not in material default or breach of this Agreement:

                      (a) by either Buyer or Trustee:

                          (i) if the Closing has not occurred within one year
of the date of the Approval Order.

                          (ii) if the Bankruptcy Court fails to issue the
Approval Order in favor of Buyer as provided in Section 3.1 within 6 months of the date of this Agreement;

                          (iii) if the FCC denies the FCC Application or any
part thereof or designates any part of it for a trial-type hearing or if either party elects to terminate this Agreement pursuant to Section 3.2; or

                          (iv)  if there shall be in effect any final judgment,
final decree or order that would prevent or make unlawful the Closing.

                      (b) by Buyer:

                          (i)   pursuant to Section 16.2;

                          (ii)  if the regular broadcast transmission of the
Station from its main broadcasting antenna at full authorized effective radiated power is interrupted for a period of more than 5 consecutive days in any 30 day period;

                          (iii) if any material representation or warranty of
Trustee made in Article 5 is untrue or incomplete in any respect and such breach is not cured within 10 Business Days of Trustee's receipt of written notice from Buyer that such breach exists or has occurred;

                          (iv)  if Trustee defaults in the performance of any
material covenant or agreement hereunder, including, without limitation, its obligation to close under this Agreement, and such breach is not cured within 10 Business Days of Trustee's receipt of written notice from Buyer that such default exists or has occurred;

                          (v)   if any other condition contained in Article 8
has not been performed or satisfied; or

                          (vi)  if the final contents of the Sale Procedure
Motion approved by the Bankruptcy Court varies from the contents of the form of the Sale Procedure Motion attached hereto and such variation has a material adverse effect on the interests of Buyer.

                      (c) by Trustee:

                          (i)   if any material representation or warranty of
Buyer made herein or in any certificate, document or instrument delivered by Buyer hereunder is untrue or incomplete in any respect and such breach is not cured within 10 Business Days of Buyer's receipt of written notice from Trustee that such breach exists or has occurred;

                          (ii)  if Buyer defaults in the performance of any
material covenant or agreement hereunder, including, without limitation, its obligation to close under this Agreement, and such breach is not cured within 10 Business Days, or in the case of payment of the Purchase Price one Business Day, of Buyer's receipt of written notice from Trustee that such default exists or has occurred; or

                          (iii) if any other condition contained in Article 9
has not been performed or satisfied.

                  14.2 Liability. In the event of the termination of this Agreement under Section 14.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof, except that the provisions of Section 11.2, Article 12, Article 13, Article 15, Sections 16.6,
16.7 and 16.8 and the Confidentiality Agreement shall survive any such termination. In the event of the termination of this Agreement by Buyer pursuant to Section 14.1(b) or by Buyer or Trustee pursuant to Section 14.1(a), then Trustee shall return the Deposit, with accrued interest, to Buyer promptly following the date of such termination. In the event of any other termination of this Agreement the Deposit (and accrued interest) shall be non refundable and be retained by Trustee. The retention of the Deposit by Trustee shall be without prejudice to Trustee's right to seek any and all other remedies available at law, including without limitation, a suit for monetary damages, except that the Deposit (and accrued interest) shall be credited against the amount of any damages recoverable by Trustee or the Estate from Buyer.

                                   ARTICLE 15

                              REMEDIES UPON DEFAULT

                  15.1 Buyer's Remedies. If the transactions contemplated by this Agreement are not consummated due to the default of Trustee and Buyer shall not be in material breach or default hereunder, Buyer shall be entitled to (i) elect to terminate this Agreement under Section 14.1, (ii) recover the Deposit, with accrued interest, pursuant to Section 14.2, and (iii) seek any remedies at law or in equity that it may have against the Estate arising from such default by Trustee, including without limitation, the right to bring a suit for monetary damages; provided, however, that monetary damages shall be limited to actual damages and shall be recoverable only against the Estate; and provided, further, that Buyer may seek specific performance only to require Trustee to consummate the transaction contemplated by this Agreement if every condition precedent has been satisfied, but Buyer may not require Trustee to incur any material expenses or liabilities to satisfy any condition precedent.

                  15.2 Trustee's Remedies. If the transactions contemplated by this Agreement are not consummated due to the default of Buyer and Trustee shall not be in material breach or default hereunder and Trustee shall, on behalf of the Estate, be entitled to seek any and all remedies available at law, including without limitation, a suit for monetary damages, except that the Deposit (and accrued interest) shall be credited against the amount of any damages recoverable by Trustee or the Estate from Buyer.

                                   ARTICLE 16

                                OTHER PROVISIONS

                 16.1 Disclaimer of Representations and Warranties; Trustee's Knowledge; As Is.

                      (a) Trustee is a trustee in bankruptcy and makes no title warranties as to the Station Assets, but conveys only such right, title, and interest as is conveyed by the Approval Order.

                      (b) Other than as expressly set forth in Article 5 hereof or the Schedules, Trustee does not make, and has not made, any representations or warranties, express or implied, relating to the Estate, the Station, the Station Assets, the business or operations of the Station or otherwise in connection with the transactions contemplated by this Agreement. Trustee expressly disclaims all other warranties including, but not limited to the warranties of merchantability and fitness for a particular purpose. Without limiting the generality of the foregoing, Trustee has not made, and shall not be deemed to have made, any representations or warranties in any information which is made available to Buyer or its representatives by or on behalf of Trustee (including, without limitation, any Confidential Offering Memorandum) prior to the date hereof in any presentation in connection with the transactions contemplated hereby (collectively, the "Information"). It is understood that any revenue or cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations included in the Information, are not and shall not be deemed to be or to include representations or warranties of Trustee except to the extent that such information is included in the Schedules. No person has been authorized by Trustee to make any representation or warranty relating to the Estate, the Station, the Station Assets, the business or operations of the Station or otherwise in connection with the transactions contemplated by this Agreement and if made, such representation or warranty must not be relied upon as having been authorized by Trustee.

                      (c) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules.

                 16.2 Risk of Loss. The risk of loss or damage to any of the Personal Property or improvements on Real Property comprising part of the Station Assets prior to the Closing shall be upon the Estate. The Estate shall repair, replace and restore to its prior condition any material damage to or loss of such Personal Property as soon as possible. If the Estate is unable or fails to restore or replace a lost or damaged material Personal Property prior to the Closing, Buyer may elect (i) to terminate this Agreement, but only if the failure to restore or replace a lost or damaged material Station Assets continues for a period in excess of 60 days from the date that would be the Closing Date without consideration of this Section 16.2, (ii) to consummate the transactions contemplated by this Agreement on the Closing Date, in which event Trustee shall assign to Buyer at Closing the Estate's rights under any insurance policy or pay over to Buyer all proceeds of insurance covering such Personal Property's damage, destruction or loss, or (iii) delay the Closing

Date until a date within 15 Business Days after Trustee gives written notice to Buyer of completion of the restoration or replacement of such Station Assets. If the delay in the Closing Date under this Section 16.2 would cause the Closing to occur at any time after the period permitted by the FCC Consent, Trustee and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

                  16.3 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may not assign this Agreement without the prior written consent of Trustee except that Buyer may assign its rights and obligations under this Agreement to one or more of its Affiliates designated by Buyer in writing to Trustee prior to the Closing Date; provided, however, that any such assignment shall not relieve Buyer from any of its obligations under this Agreement and provided that any such assignment does not delay the Closing Date.

                  16.4 Entire Agreement; Amendments. This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein or therein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought.

                  16.5 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                  16.6 Choice of Law; Jurisdiction; Venue. The construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Bankruptcy Court (or if the Bankruptcy Court declines jurisdiction such other federal or state courts as are located in the County of Ventura, State of California) for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and each of the parties hereto further agrees that service of any process, summons, notice or document pursuant to Section 16.8 below shall be effective service of process for any action, suit or proceeding brought against such parties in any such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the foregoing courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such courts that any such action, suit or proceeding brought in any such courts has been brought in an inconvenient forum.

                  16.7 Attorneys' Fees. If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by a court of competent jurisdiction.

                  16.8 Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, or
(c) sent by next-day or overnight mail or delivery as follows:

                  To the Trustee: John W. Hyde, Trustee
                                  c/o Ann K. Jacobus, Esq.
                                  Crossroads V Communications
                                  1888 Century Park East, Suite 1777
                                  Los Angeles, California  90067-1721

                  Copy to:        Kelley Drye & Warren LLP
                                  515 South Flower Street, Suite 1100
                                  Los Angeles, California  90071
                                  Attention:  William H. Kiekhofer, Esq.

                  To Buyer:       Paxson Communications of Los Angeles-63, Inc.
                                  c/o Paxson Communications Corporation
                                  601 Clearwater Park Road
                                  West Palm Beach, Florida 33401
                                  Attention: Lowell W. Paxson

                  Copy to:        Dow Lohnes & Albertson, PLLC
                                  1200 New Hampshire Avenue N.W., Suite 800
                                  Washington, D.C. 20036-6802
                                  Attention:  John H. Pomeroy, Esq.

or to such other person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, or (y) if by next-day or overnight mail or delivery, on the day delivered.

                  16.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                  16.10 Time of the Essence. Time is of the essence of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                       By: /s/ John W. Hyde
                                          --------------------------------------
                                               John W. Hyde, Trustee

                                       Paxson Communications
                                        of Los Angeles-63, Inc.

                                       By: /s/ James B. Bocock
                                          --------------------------------------
                                            Name: James B. Bocock
                                            Title: PRESIDENT

WILLIAM H. KIEKHOFER, III, ESQ. (Bar No. 94022)
KATHERINE M. WINDLER, ESQ. (Bar No. 15889)
KELLEY DRYE & WARREN LLP
515 South Flower Street, Suite 1100
Los Angeles, California 90071-2213
(213) 689-1300

Attorneys for John Hyde, Chapter 11
Trustee of Riklis Broadcasting Corporation, aka KADY-TV, aka Pacific Rim Video, and
Consolidated Entities HBC Holdings, Inc.
and KADE Broadcasting, Inc.

                        UNITED STATES BANKRUPTCY COURT
                        CENTRAL DISTRICT OF CALIFORNIA

In re:                          )       CASE NO. ND 96-11086
                                )
                                )       CHAPTER 11
                                )
RIKLIS BROADCASTING             )       [Memorandum Of Points And Authorities,
CORPORATION, aka KADY-TV, aka   )       Declaration Of John W. Hyde In Support
PACIFIC RIM VIDEO,              )       Thereof, Application for Order
                                )       Shortening Time, Order Shortening Time
                                )       filed concurrently herewith]
                                )
                Debtor.         )       [11 U.S.C. section 327]
                                )
                                )       DATE:
                                )       TIME:
                                )       PLACE:  Courtroom 104
                                )               222 East Carrillo Street
________________________________)               Santa Barbara, CA 93101



         NOTICE OF MOTION AND TRUSTEE'S MOTION (1) TO APPROVE OVERBID
          PROCEDURES AND BREAKUP FEE FOR SALE OF DEBTOR'S BROADCAST
         ASSETS AND STATION LICENSE AND TO SCHEDULE SALE HEARING, AND
          (2) TO SHORTEN TIME ON THE TRUSTEE'S MOTION TO ASSUME AND
                       ASSIGN CONTRACTS TO OVERBIDDERS

TO THE HONORABLE ROBIN L. RIBLET, UNTIED STATES BANKRUPTCY JUDGE AND ALL PARTNERS REQUESTING SPECIAL NOTICE, AND THE OFFICE OF THE UNITED STATES
TRUSTEE:

        PLEASE TAKE NOTICE that on the date set forth in the Court's Order Shortening Time on this Motion, in Courtroom 104, 222 East Carrillo Street, Santa Barbara, California, John W. Hyde, Chapter 11 Trustee (the "Trustee") of Riklis Broadcasting Corporation, aka KADY-TV, aka Pacific Rim Video, and Consolidated Entities HBC Holdings, Inc. ("HBC") and KADE Broadcasting, Inc. ("KBI") will move and does hereby move that the Court enter an order approving the Trustee's Motion (1) To Approve Overbid Procedures And Breakup Fee For Sale Of Debtor's Broadcast Assets And Station License And To Schedule Sale Hearing, And (2) To Shorten time on the Trustee's Motion to Assume And Assign Contracts To Overbidders ("Motion"). By the Motion, the Trustee seeks to obtain an order
(i) authorizing the overbid procedures ("Overbid Procedures") which are set forth in paragraph 1 of this Motion and Section 3.1 of the draft Asset Purchase Agreement between Paxson Communications of Los Angeles-63, Inc. ("Paxson") and the Trustee ("Asset Purchase Agreement") for the sale of the Debtor's broadcast license and station assets (all as defined in Section 2.2 of the Asset Purchase Agreement) used in connection with the broadcast and transmission of KADY-TV, Oxnard, California ("KADY" or the "Station"); (ii) authorizing the Trustee to incur and pay a breakup fee obligation ("Breakup Fee") to Paxson if Paxon is not the successful purchaser of the station assets as described in paragraph 1 of this Motion and Section 3.1 of the Asset Purchase Agreement; (iii) scheduling a hearing for August 14, 1997 at 2:00 p.m. on the Trustee's motion to approve the sale of assets to Paxson pursuant to the terms of the Asset Purchase Agreement; and (iv) shortening the time on the Trustee's Motion, if any, to assume and assign contracts to overbidders to seven (7) calendar days prior to the hearing on the approval of the sale of the Station (the "Approval Hearing"), and the extending the time for the filing by any third parties of objections to the assumption and assignment of such contract to two Court days prior to the Approval Hearing.

                                      I.

                                  BACKGROUND
                                  ----------

        This case was commenced as an involuntary case on March 22, 1996. The order for relief was entered, a Chapter 11 trustee was ordered appointed, on July 8, 1996, and immediately thereafter, John W. Hyde was appointed Chapter 11 trustee.

        The Trustee immediately determined that the appropriate business plan was to arrange a sale as a going concern of the Debtor's broadcast license and broadcast assets as a going concern. However, the Trustee needed to resolve certain operational and legal issues prefatory to arranging a sale, which have now been accomplished through substantive consolidation of HBC and KBI with RBC and through the Trustee's efforts to repair deferred maintenance and correct certain licensing deficiencies.

        In November, 1996, the Trustee obtained a Court order authorizing the retention of a media broker, Media Services Group ("Broker"), to market the Station, and in February, 1997, the Trustee and the Broker completed marketing materials. The Broker publicized the availability of the Station and disseminated marketing materials to approximately 90 interested persons and groups, each of which signed a confidentiality agreement governing the further dissemination of such documents.


                                     II.


                         THE ASSET PURCHASE AGREEMENT
                         ----------------------------

        In early April, 1996, the Trustee received two offers to purchase the broadcast assets of the Station, including its licenses. Upon further negotiation and due diligence concerning the offers, the Trustee has concluded that Paxson's offer is the preferable offer.
        Pursuant to the Asset Purchase Agreement, Paxon has offered to purchase the Station assets for a total purchase price of $8,000,000, plus the assumption of Assumed Contracts as this term is defined in the Asset Purchase Agreement, including the post-closing obligations due under the personal property leases related to the operation of the Station, subject to the election not to assume the Station lease pursuant to Section 2.6 of the Asset Purchase Agreement and the KTIE Settlement Agreement. The entirety of the $8,000,000 is to be paid in cash at or before the closing, provided, however, that the sum of $500,000 shall be retained by the Trustee in a separate and segregated account for a period of six months after the closing to provide a fund for the payment of indemnity claims arising in favor of Paxson and against the estate post-closing, as more particularly set forth in Section 13.4 of the Asset Purchase Agreement.

        The Asset Purchase Agreement contains provisions for overbidding by qualified third parties that may be interested in offering more consideration than Paxson to buy the assets provided that such overbidders comply with the Overbid Procedures set forth in paragraph 1 below and Section 3.1 of the Asset Purchase Agreement. In addition, the Asset Purchase Agreement provides for a $120,000 Breakup Fee to be paid to Paxson if it is not a successful purchaser of the Station assets. The Overbid Procedure and Breakup Fee include the following:

        1. The Trustee shall not accept, or be required to accept, any bid or combination of bids ("Overbid"), except for a Qualifying Overbid (as defined below) by any overbidder ("Overbidder") for a sale of less than all of the Station assets. In order to constitute a Qualifying Overbid, and Overbid must meet the following terms and conditions:

                (a) All Overbids shall be in the same form as the Asset Purchase Agreement and shall show, by appropriate and legible notations of deletions, insertions and other modifications, all changes from the Asset Purchase Agreement, provided, however, that there shall be no materials changes to the Trustee's representation, warranties, covenants, or other obligations thereunder.

                (b) At least 10 calendar days prior to any hearing on the sale, all Overbidders, in order to qualify, must deposit with the Trustee a $200,000 cash deposit, unless the Trustee waives the ten (10)-day requirement as to any one or more bidders, in the Trustee's sole and absolute discretion. At or before the conclusion of the P Approval Hearing, any such Overbidder must deliver to the Trustee, by way of a cashiers's check tendered at the Approval Hearing (or a wire transfer received by the Trustee before the Approval Hearing) an additional sum of $270,000, to create a total deposit by such

Overbidder of $470,000. Such deposit will be non-refundable and credited toward the purchase price if such Overbidder is the successful bidder or will serve as a damage deposit if such Overbidder is the successful bidder but defaults in the purchase of the Station assets.

                (c) The initial Overbid must exceed the purchase price offered by Paxson by at least $200,000, must contain a cash component of at least $8,200,000, and must (i) identify with the particularity the contracts which the Overbidder desires to assume (the "Overbidder's Contracts"), (ii) include either assumption of all of the Assumed Contracts in the Asset Purchase Agreement or payment of an amount sufficient to satisfy any Assumed Contract(s) which the Overbidder intends to reject, and (iii) shall contain financial information sufficient in the sole opinion of the Trustee to enable the Court to order assumption and assignment of Overbidder's Contracts to the Overbidder.

                (d) After the initial Overbid, all Overbids must be in minimum incremental amounts of $20,000. The Overbidder must seek to acquire all of the Station assets, on terms and conditions not less favorable to the Trustee than the terms and conditions set forth in the Asset Purchase Agreement.

                (e) All Overbidders must demonstrate, on or before 10 calendar days prior to the hearing (unless such ten-day requirement is waived by the Trustee), their financial qualifications to purchase the Station and provide adequate assurance of future performance of the Overbidder's Contracts to Trustee's sole satisfaction.

                (f) The Trustee shall pay a Breakup Fee to Paxson if Paxson is not the successful purchaser of the Station assets by reason of the Bankruptcy Court's approval of a Qualifying Overbid. The amount of the Breakup Fee shall be $120,000, payable out of the successful Overbidder's deposit upon entry of the Bankruptcy Court's order approving the sale to such Overbidder. The Bankruptcy Court's order approving the sale motion shall specifically authorize payment of the breakup fee to Paxson.

                (g) The Trustee proposes to send notice of the proposed motion to approve sale to Paxson and the order setting such motion and approving overbidding procedures (the "Sale Procedure and Overbid Order") by first class mail to all creditors and parties in interest, and to cause the Broker to send a one-page summary of the Sale Procedure and Overbid Order to all of the approximately 800 parties on the Broker's contact list, and take the order actions set forth in the Broker's letter to Ann Jacobus dated June 2, 1997, a copy of which is attached as Exhibit "2" to the Declaration of John W. Hyde filed concurrently herewith.

       2. In order to facilitate the assumption and assignment to an Overbidder of such Overbidder's Contracts, the Trustee also requests that the Court shorten time on the filing of a motion by the Trustee to assume and assign an Overbidder's Contracts to an Overbidder until seven (7) calendar days before the Approval Hearing. Overbids are due at least 10 calendar days before Approval Hearing, and the Trustee believes that this shortening of time will enable any Overbids to be heard and ruled upon at the time of the Approval Hearing. Since the Trustee will have already scrutinized the financial capacity of the Overbidder in determining whether the bid constitutes a Qualified Bid, and the Court in approving the sale will be making a determination of an Overbidder's ability to consummate the sale transaction, the Trustee believes that this provides the third party with an adequate opportunity to object to the assumption and assignment of the Overbidder's Contracts. Accordingly, the Trustee requests that the Court shorten the time for the filing and service by personal delivery of a motion to assume and assign contracts identified by the Overbidder for assumption and assignment until seven (7) calendar days prior to the Approval Hearing, and to allow third parties to such contracts to interpose objections to the Overbidder's adequacy of assurance of future performance until two Court days prior to the Approval Hearing.

       3. Subject to the possibility of generating an Overbid by other qualified buyers, the Trustee believes that the Paxson proposal represents a good faith and fair offer for the Station assets negotiated at arm's length and that this is an appropriate time to sell the Station assets. Accordingly, the Trustee believes that the foregoing Overbid Procedures and Breakup Fee are reasonable, in the best interest of creditors and the estate, and that they will ensure the expeditious closing of sale of the assets which will then facilitate the proposal of a plan in this case.

       4. As the Court is aware, the Trustee has always intended to sell the Station as a going concern as an integral part of this business plan. The proposed sale to Paxson, subject to the Overbid Procedures, provides a fair, reasonable and efficient sale of the Station assets and will facilitate proposal of a plan in the Debtor's case.

       5. This Motion is based upon the Memorandum of Points and Authorities and Declaration of John W. Hyde filed in support hereof, and such other matters as the Court may consider at or prior to the hearing on the Motion.

       PLEASE TAKE FURTHER NOTICE that any party in interest intending to oppose the relief sought in this Motion must file and serve opposition no later than the date specified in the order setting the hearing on the Motion. Failure to file and serve the opposition as set forth above may constitute to the relief requested.

       The Trustee believes that appropriate notice of this Motion would be by service by facsimile or overnight delivery on parties who received the application for the order shortening time on this Motion, of the order setting the hearing on this Motion.

       WHEREFORE, the Trustee respectfully requests that the Court enter its order:

       (1)    granting this Motion;

       (2)    approving the Overbid Procedures and the payment of the Breakup
              Fee;

       (3) setting the hearing on the Trustee's motion to approve the sale of the Station assets pursuant to the Asset Purchase Agreement;

       (4) finding that notice of this Motion is adequate under the circumstances;

       (5) finding that notice of the proposed sale to Paxson and the Overbid Procedures as set forth in paragraph 1(f) hereof is appropriate;

       (6) shortening the time for the Trustee's motion to assume and assign the Overbidder's Contracts until seven calendar days prior to Approval Hearing and for a third party's objection to the adequacy of assurance of further performance until two Court days prior to the Approval Hearing, and that any such motions and oppositions be served by facsimile or overnight delivery; and

       (7) granting such other and further relief as the Court deems just and proper.



DATED: June __, 1997       WILLIAM H. KIEKHOFER, III
                           KATHERINE M. WINDLER
                           KELLEY DRYE & WARREN LLP



                           By:
                                  --------------------------------------
                                  William H. Kiekhofer, III
                                  Attorneys for John Hyde, Chapter 11 Trustee
                                  of Riklis Broadcasting Corporation, aka
                                  KADY-TV, aka Pacific Rim Video, and
                                  Consolidated Entities HBC Holdings, Inc.
                                  and KADE Broadcasting, Inc.